UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

EFACTOR GROUP CORP.

(Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF EFACTOR GROUP CORP.

EFACTOR GROUP CORP.

1177 Avenue of the Americas, Suite 5060

New York, New York 10036

NOTICE OF ACTION TAKEN BY

WRITTEN CONSENT OF A MAJORITY OF STOCKHOLDERS

Dear Stockholders:

The enclosed information statement (the “Information Statement”) is provided on or about June 16, 2015 to the stockholders of record on June 3, 2015 (the “Record Date”) of EFactor Group Corp., a Nevada corporation (the “Company”) to advise the stockholders that our Board of Directors (the “Board”) and stockholders holding at least a majority of the voting power of the Company (the “Majority Stockholders”) have authorized a reverse stock split (the “Reverse Split”) of our issued and outstanding shares of common stock, par value $0.001 per share (“Common Stock”) and our Series A preferred stock, par value $0.001 per share, at a specific ratio within a range from 1-for-20 to 1-for-150, and to grant authorization to the Chief Executive Officer of the Company (the “CEO”) to determine, in his discretion, the timing and the specific ratio of the Reverse Split at any time prior to December 31, 2015.

We believe the Reverse Split will enhance the ability of the Company to list its shares on the NASDAQ Capital Market (“NASDAQ”), thereby providing the Company and its stockholders with, among other things: immediate access to a much larger national financial market; access to institutional and other large scale investors; the ability to market and publicize performance and other relevant information to a larger audience; and the ability to provide our stockholders with access to a national stock exchange wherein their shares will be available to a much broader market. The Reverse Split will also cause the Company to have enough authorized but unissued shares of Common Stock to issue shares (i) to raise additional capital, (ii) for possible acquisitions of other companies, businesses or assets, or establishing strategic partnerships or other business relationships, or (iii) for other corporate purposes.

On May 13, 2015, the Board and the Majority Stockholders approved the Reverse Split by written consent in lieu of a meeting, in accordance with Sections 78.315 and 78.320 of the Nevada Revised Statutes, respectively. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Reverse Split.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposals will not be adopted until a date at least twenty (20) days after the date that the Information Statement is filed and mailed to our stockholders of record on the Record Date.

Please feel free to call us at (650) 380-8280 should you have any questions on the enclosed Information Statement.

For the Board of Directors of
EFACTOR GROUP CORP.

By:	/s/ Adriaan Reinders
Name:	Adriaan Reinders
Title:	Chief Executive Officer

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EFACTOR GROUP CORP.

1177 Avenue of the Americas, Suite 5060

New York, New York 10036

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement (this “Information Statement”) is being mailed on June 16, 2015 to the stockholders of record of EFactor Group Corp., a Nevada corporation (the “Company,” “we”, “our” or “us”) as of June 3, 2015 (the “Record Date”) in connection with the approval of a reverse stock split (the “Reverse Split”) of our issued and outstanding shares of Common Stock, par value $0.001per share (the “Common Stock”), and our Series A preferred stock, par value $0.001 per share (the “Series A Preferred Stock”), at a specific ratio within a range from 1-for-20 to 1-for-150, and to grant authorization to the Chief Executive Officer of the Company (the “CEO”) to determine, in his discretion, the timing and the specific ratio of the Reverse Split at any time prior to December 31, 2015.

Pursuant to Section 78.2055 of the Nevada Revised Statutes (“NRS”), the Reverse Split is required to be approved by the vote of stockholders holding a majority of the voting power of the affected class or series. Section 78.320 of the NRS provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding at least a majority of the voting power of the affected class or series. Each share of Common Stock is entitled to one vote per share on any matter requiring stockholder vote and each share of Series A Preferred Stock is entitled to 25 votes per share on any matter requiring stockholder vote. Our Board obtained the written consent of the Majority Stockholders in order to eliminate the costs and management time involved in holding a special meeting.

On May 13, 2015, the Board and stockholders holding approximately 51.5% of the voting power of the Company (the “Majority Stockholders”) approved the Reverse Split in accordance with Sections 78.315 and 78.320 of the NRS, respectively, and the Company’s bylaws then in effect. Accordingly, all necessary approvals in connection with the above corporate actions have been obtained and this Information Statement is furnished solely for the purpose of informing our stockholders, in the manner required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding these corporate actions pursuant to Rule 14c-2 under the Exchange Act. Each of the Majority Stockholders was either an officer, director, affiliate of an officer or director, adviser or consultant of the Company.

The Record Date for determining stockholders entitled to receive this Information Statement is June 3, 2015. As of the close of business on the Record Date, we had 195,737,682 shares of Common Stock and 2,500,000 shares of Series A Preferred Stock outstanding and entitled to vote on the matters acted upon in the action by written consent of our Majority Stockholders. Each share of Common Stock is entitled to one vote per share on any matter requiring stockholder vote and each share of Series A Preferred Stock is entitled to 25 votes per share on any matter requiring stockholder vote.

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the proposal approved by written consent of our Majority Stockholders will become effective approximately 20 calendar days after we send or give this Information Statement to our stockholders of record as of the Record Date. The Reverse Split will become effective upon the determination of the CEO, in his discretion, at any time prior to December 31, 2015.

THE APPROXIMATE DATE ON WHICH THIS INFORMATION STATEMENT IS FIRST BEING SENT OR GIVEN TO THE HOLDERS OF OUR COMMON STOCK ON THE RECORD DATE IS JUNE 16, 2015.

This Information Statement is provided to the Company’s stockholders of record on the Record Date only for informational purposes in connection with the Reverse Split pursuant to and in accordance with Section 14(c) of the Exchange Act, and Rule 14c-2 and Schedule 14C thereunder.

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WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

ACTION BY THE BOARD OF DIRECTORS AND CONSENTING STOCKHOLDERS APPROVING AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

In accordance with Section 78.315 and 78.320 of the Nevada Revised Statutes, the following action was taken based upon the unanimous recommendation and approval by the Board and the written consent of the Majority Stockholders.

Reverse Stock Split

On May 13, 2015, the Board and the Majority Stockholders, believing it to be in the best interests of the Company and its stockholders, approved a resolution authorizing an amendment to our Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) and/or such other action as the Company deems necessary to authorize the Board to effect a reverse stock split for the purpose of increasing the per-share market price of our Common Stock in order to enhance our ability to list our Common Stock on the NASDAQ Capital Market (“NASDAQ”) and for other purposes as described below in this Information Statement. Pursuant to the Reverse Split, a certain number of outstanding shares of Common Stock and Series A Preferred Stock, as determined by the applicable ratio, would be combined into one share of Common Stock and Series A preferred Stock, respectively.

The Board has discretion (subject to the approval of the CEO) to implement the Reverse Split within a range from 1-for-20 to 1-for-150. The Board believes that approval of a range of ratios (as opposed to approval of a specified ratio) provides the Board with maximum flexibility to achieve the purposes of the Reverse Split and, therefore, is in the best interests of the Company and its stockholders. The actual timing for implementation of the Reverse Split will be determined by the Board based upon its evaluation as to when such action would be most advantageous to the Company and its stockholders, provided that it occurs prior to December 31, 2015. Furthermore, the Board also has the discretion (subject to the approval of the CEO) not to implement a Reverse Split. If the Board were to elect to implement the Reverse Split, the Board (subject to the approval of the CEO) will set the exchange ratio within the range of the ratios approved by the Majority Stockholders. The Board will also base such a determination upon the then current trading price of the Common Stock, among other things.

The Board has discretion to take such actions as are deemed necessary to implement the Reverse Split, including, but not limited to, amending our Articles of Incorporation and Certificate of Designation pursuant to amendments thereto in such form as the Board approves.

No fractional shares will be issued. If the number of “pre-split” shares of Common Stock or Series A Preferred Stock is not evenly divisible by the ratio number, the “pre-split” shares will round up to the next number that is divisible by the ratio number. The number of authorized shares of Common Stock and Series A Preferred Stock shall remain unaffected and the par value for each shall remain at $0.001 per share.

If the Board decides to implement the Reverse Split at any time prior to December 31, 2015, we will promptly file a Certificate of Amendment to amend our existing Articles of Incorporation and an amendment to our existing Certificate of Designation with the Secretary of State of the State of Nevada. The Reverse Split will become effective on the date of filing of the Certificate of Amendment and the amendment to the Certification of Designation upon the filing of documentation with the Financial Industry Regulatory Authority (“FINRA”) and our stock transfer agent. After the Reverse Split becomes effective, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify securities.

Discussion of the Reverse Split of the Company’s Capital Stock

From December 2007 until November 2013, our common stock was quoted on the OTC Bulletin Board under the symbol STDR. Since November 2013, our common stock has been quoted on the OTC Bulletin Board and, since September 2013, on the OTCQB Marketplace, under the symbol EFCT.

The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported by the OTC Bulletin Board or OTCQB Marketplace (as adjusted for a reverse stock split of our common stock at a ratio of 1-for-40, that became effective October 13, 2013).

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	High	Low
Year 2015
Quarter ended June 30, 2015 (through June 12, 2015)	$0.11	$0.02
Quarter ended March 31, 2015	$0.22	$0.07
Year 2014
Quarter ended December 31, 2014 (through December 29, 2014)	$0.83	$0.12
Quarter ended September 30, 2014	$0.82	$0.45
Quarter ended June 30, 2014	$1.50	$0.60
Quarter ended March 31, 2014	$2.00	$1.00

Year 2013
Quarter ended December 31, 2013	$3.60	$1.00
Quarter ended September 30, 2013	$4.80	$1.20
Quarter ended June 30, 2013	$6.40	$2.80
Quarter ended March 31, 2013	$12.00	$0.40

Description of Securities

As of the Record Date, the Company’s outstanding shares consisted of 195,737,682 shares of Common Stock and 2,500,000 shares of Series A Preferred Stock.

The holders of Common Stock are entitled to one vote per share. Holders of the Common Stock do not have any conversion rights, pre-emptive or other rights to subscribe for or purchase additional shares of capital stock and there are no redemption provisions applicable to our Common Stock. Holders of the Series A Preferred Stock are entitled to 25 votes per share. Holders of our Series A Preferred Stock do not have any conversion rights, pre-emptive or other rights to subscribe for or purchase additional shares of capital stock and there are no redemption provisions applicable to our Series A Preferred Stock.

The Company has not paid any dividends on its Common Stock or Series A Preferred Stock since inception and expects to continue to retain all earnings generated by its operations for the development and growth of its business and does not anticipate paying any cash dividends to its stockholders in the foreseeable future. The payment of future dividends on the Common Stock or the Series A Preferred Stock and the rate of such dividends, if any, will be determined by the Board in light of its earnings, financial condition, capital requirements and other factors.

There were approximately 526 record holders of our Common Stock and 2 record holders of our Series A Preferred Stock as of the Record Date. The Reverse Split is not expected to cause a significant change in the number of record owners of our Common Stock or Series A Preferred Stock.

The Reverse Split will not affect any stockholder’s proportionate equity interest in the Company or the rights, preferences, privileges or priorities of any stockholder, other than an adjustment, which may occur due to fractional shares. Likewise, the Reverse Split will not affect the total stockholders’ equity in the Company or any components of Stockholders’ equity as reflected on the financial statements of the Company except to change the number of issued and outstanding shares of capital stock. There would be no increase or decrease in the Company’s “stated capital” account or “capital in excess” account (excess of the Company’s net assets over the Company’s stated capital). In addition to the number of outstanding shares of Common Stock and Series A Preferred Stock, the Company will need to adjust the historical earnings per share on its financial statements. No other adjustment will be required in the Company’s financial statements as a result of the Reverse Split.

As shown in the table below, after the Reverse Split, there will be additional shares of Common Stock and Series A Preferred Stock available for issuance. Such an issuance of additional shares will have the effect of diluting the current stockholders’ percentage of Company ownership. We may seek additional capital through a combination of private and public equity offerings, debt financings and other strategic arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest could be diluted

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and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through other strategic arrangements with third parties, we may have to relinquish valuable rights to our properties, future revenue streams or grant rights on terms that are not favorable to us.

The following table illustrates the principal effects of several Reverse Split ratios on the Common Stock, stock awards, warrants, convertible or exchangeable securities and Series A Preferred Stock:

	Pre-Reverse	Post-Reverse	Post-Reverse	Post-Reverse	Post-Reverse	Post-Reverse	Post-Reverse
	Split	Split (1:20)	Split (1:50)	Split (1:80)	Split (1:100)	Split (1:125)	Split (1:150)
Common Stock
Authorized	300,000,000	300,000,000	300,000,000	300,000,000	300,000,000	300,000,000	300,000,000
Issued and Outstanding	195,737,682	9,786,884	3,914,754	2,446,721	1,957,377	1,565,901	1,304,918
Warrant Exercises	7,242,563	362,128	144,851	90,532	72,426	57,941	48,284
Equity Compensation Plans Options	3,827,541	191,377	76,551	47,844	38,275	30,620	25,517
Convertible Securities	27,571,409	1,378,570	551,428	344,643	275,714	220,571	183,809
Available for issuance	65,620,805	288,281,040	295,312,416	297,070,260	297,656,208	298,124,966	298,437,472

Preferred Stock
Authorized	20,000,000	20,000,000	20,000,000	20,000,000	20,000,000	20,000,000	20,000,000
Issued and Outstanding	2,500,000	125,000	50,000	31,250	25,000	20,000	16,667

 Purpose of the Reverse Split

The Board believes the completion of the Reverse Split will cause the minimum bid price of the Common Stock to increase. There can be no assurance, however, that the Reverse Split will result in any change in the price of the Common Stock or that, if the price of the Common Stock does increase as a result of the Reverse Split, the amount or duration of such increase.

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The Board also believes that the Reverse Split may result in a broader market for the Common Stock than currently exists due to the anticipated increase of the per share price. The Board believes that the present level of per share market prices of the Common Stock impairs the acceptability of the stock by portions of the financial community and the investing public. Theoretically, the price per share of stock should not, of itself, affect the community; however, in practice, the price per share does affect the stock because many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. The increased price per share may encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company’s stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Split. Nonetheless, there is no assurance that these effects will occur or that the per share price level of the Common Stock immediately after the proposed Reverse Split will be maintained for any period of time.

In addition, the Board believes that the Reverse Split may improve the liquidity of the Common Stock in another manner. Frequently, brokers charge trading commission based upon the number of shares purchased. As a result, this trading commission per share is relatively higher as a percentage of the value of the shares of Common Stock purchased. The Board and management believe that the relatively high trading cost of Common Stock may adversely impact the liquidity of the Common Stock by making it a less attractive investment to the stock of other companies in the Company’s industry. If the Reverse Split is implemented and the price of the Common Stock rises correspondingly, the trading cost per “trading dollar” of Common Stock may decrease.

Also, the Reverse Split will increase the number of authorized but unissued shares of our common stock and Series A Preferred Stock, which will allow us to make additional shares of capital stock available for issuance by our company as the Board deems appropriate or necessary. As we have previously publicly disclosed, based upon our currently available funds, we will need to obtain additional financing to fund our ongoing business and operations and meet our working capital needs. In that regard, we have recently engaged an investment banking firm to assist us in raising up to $15.0 million of additional capital through the possible sale of our common stock and warrants. We anticipate closing a proposed offering in the second half of 2015; however, no assurance can be made that we will be able to raise such capital on terms which are favorable to us, or at all. We would intend to use the proceeds of any such offering to fund our ongoing business and growth opportunities and to meet our working capital needs. The foregoing shall not constitute an offer by us of any securities for sale and any offering of such securities by us will be made only by means of a prospectus.

The additional authorized but unissued shares may also be needed in the future in connection with possible acquisitions of other companies, businesses or assets, or in connection with establishing strategic partnerships or other business relationships, or for other corporate purposes. We have no current agreements or understandings with respect to any future acquisitions or other material corporate relationships.

The Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares. The costs, including brokerage commissions, of transactions in odd lots are generally higher than the costs in transactions in “round lots” of even multiples of 100.

Additional Purpose of the Reverse Split – Listing on a National Securities Exchange

One of the NASDAQ listing requirements is that the bid price of our Common Stock is at a specified minimum per share and that, after listing, for an issue to be eligible for continued listing, it must retain a specified minimum bid price per share.

Our Board believes that it is in the Company’s best interest to list the Common Stock on NASDAQ provided we can achieve and maintain the required minimum per share bid price. Our Board recommends that the interest of the stockholders is best served by a Reverse Split in order to enhance the Common Stock bid price. We believe that the Reverse Split should be a substantial basis for achieving the stock bid price necessary for NASDAQ listing. There is no assurance that our stock price will achieve the minimum bid price amount or that our stock price will continue to meet the minimum requirement for continued listing or that the Company will meet the other listing requirements of NASDAQ.

Beneficial Holders of our Common Stock (i.e. Stockholders who hold in street name)

Upon completion of the Reverse Split, we will treat shares held by stockholders through a bank, broker, custodian or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures for processing the Reverse Split. If a stockholder holds shares of our Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, the stockholder is encouraged to contact his/her bank, broker, custodian or other nominee.

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Registered “Book-Entry” Holders of our Common Stock (i.e. Stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with the transfer agent, after the Reverse Split becomes effective he/she will automatically receive the “post-split” number of shares.

Holders of Certificated Shares of our Common Stock

Any “pre-split” certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new “post-split” certificates. Until surrendered, we will deem outstanding “pre-split” shares held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse stock split Common Stock to which these stockholders are entitled. No new “post-split” certificates will be issued to a stockholder until such stockholder has surrendered all “pre-split” certificates to the transfer agent, Pacific Stock Transfer Company.

No stockholder will be required to pay a transfer or other fee to exchange his, her or its “pre-split” certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock to which they are entitled as a result of the Reverse Split.

If a “pre-split” certificate has a restrictive legend, the New Certificate will be issued with the same restrictive legends that are on the “pre-split” certificate.

Fractional Shares

We will not issue certificates representing fractional shares. Stockholders of record who would otherwise hold fractional shares because the number of shares of Common Stock that they hold before the Reverse Split is not evenly divisible by the split ratio will be entitled to having their fractional “post-split” shares rounded up to a single share. For example, if the number of “pre-split” shares of Common Stock you own is not evenly divisible by the ratio number, the remaining shares will round up to the next number that is divisible by the ratio number. For example, if you own 100,030 shares of the Company’s stock and if the ratio number is 100, a 1-for-100 reverse stock split will reduce your number of shares of Common Stock to 1,000 shares after the Reverse Split. Or, if you own 100,190 shares of the Company’s stock, a 1-for-100 reverse stock split will reduce your number of shares of Common Stock to 1,002 shares after the Reverse Split. The “rounded-up shares” may be subject to applicable federal and state income tax.

Effect of the Reverse Stock Split on Options, Warrants, and Convertible or Exchangeable Securities

Based upon the Reverse Split ratio, proportionate adjustments are required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants and convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This will result in an adjusted per share price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split.

The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the Reverse Split ratio. The number of shares remaining available for grant under our 2010 Equity Incentive Plan at the time of the Reverse Split shall also be reduced proportionally.

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Potential Anti-Takeover Effect

The Reverse Split could adversely affect the ability of third parties to takeover or change the control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of our Company with another company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the Reverse Split is not in response to any effort of which we are aware to accumulate shares of our Common Stock or Series A Preferred Stock or obtain control of our company, nor is it part of a plan by management to recommend a series of similar amendments to our Board and stockholders. The Company currently has no intentions of going private, and the Reverse Split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 under the Exchange Act.

Accounting Matters

The Reverse Split will not affect the per share par value of our Common Stock or Series A Preferred Stock, which will remain at $0.001 for each such class. As a result of the Reverse Split, the stated capital attributable to Common Stock and Series A Preferred Stock on our balance sheet will be reduced proportionately based on the Reverse Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock and Series A Preferred Stock outstanding. Basic earnings per share data will be adjusted for the changes for all periods presented, with disclosure of such action in the year of change.

Certain Federal Income Tax Consequences of the Reverse Stock Split

A summary of the federal income tax consequences of the Reverse Split is set forth in the paragraph below. The discussion is based on the present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed Reverse Split. Income tax consequences to the Stockholders may vary from the federal tax consequences described generally below.

STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT OF THE CONTEMPLATED REVERSE SPLIT UNDER APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX LAWS.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by stockholders. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment).

U.S. Holders

The Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to the round-up shares in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Split should equal the aggregate tax basis in the Common Stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

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A U.S. holder who receives round-up shares in lieu of a fractional share of our Common Stock pursuant to the Reverse Split should recognize capital gain or loss in an amount equal to the difference between the amount of additional shares received and the U.S. holder’s tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share of our Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period for our Common Stock surrendered exceeded one year at the effective time. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Information returns generally will be required to be filed with the Internal Revenue Service (IRS) with respect to the receipt of round-up shares in lieu of a fractional share of our Common Stock pursuant to the reverse stock split in the case of certain U.S. holders.

Non-U.S. Holders

The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder is a beneficial owner of our Common Stock who is a foreign corporation or a non-resident alien individual.

Generally, non-U.S. holders will not recognize any gain or loss upon completion of the Reverse Split. In particular, gain or loss will not be recognized with respect to round-up shares received in lieu of a fractional share provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the Reverse Split and other conditions are met, and (c) such non-U.S. holders comply with certain certification requirements.

Rights of Dissenters With Respect to the Corporate Actions

Under Nevada law, the Company’s stockholders are not entitled to appraisal rights with respect to the Reverse Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Under Rule 13d-3 under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock and Series A Preferred Stock as of June 3, 2015, for:

·	each person known by us at that date to be the beneficial owner of more than 5% of the outstanding shares of our based solely on Schedule 13D/13G filings with the SEC;
·	each of our officers and directors at such date;
·	and all of our executive officers and directors at such date, as a group.

 The percentage ownership information shown in the table is based upon 195,737,682 shares of Common Stock and 2,500,000 shares of Series A Preferred Stock issued and outstanding. The table also sets forth the total voting percentage our Common Stock for these beneficial owners.

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Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock(2)	Percent of Common Stock	Amount and Nature of Beneficial Ownership of Preferred Stock	Percent of Preferred Stock	Voting Power(2) (4)

Adriaan Reinders	10,913,785	5.6%	1,250,000	50%	16.3%
Marion Freijsen	11,121,785	5.7%	1,250,000	50%	16.4%
Quintessentially Publishing Limited (3)	12,465,131	6.6%	—	—	4.9%
Ruud Smeets	5,541,293	2.8%	—	—	1.9%
Thomas Trainer	2,673,762	1.4%	—	—	1.0%
Mark Stanich	2,815,629	1.5%	—	—	1.1%
Mark Noffke	577,649	*	—	—	*
Brian Banmiller	665,436	*	—	—	*
All directors and named executive officers as a group (7 persons)	34,309,339	17.5%	2,500,000	100%	37.5%

____________________________

* Less than 1%.

(1)	Unless otherwise indicated, the business address of each person listed is c/o EFactor Group Corp., 1177 Avenue of the Americas, Suite 5060, New York, New York 10036.

(2)	For purposes of this table, shares are considered beneficially owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. Shares are also considered beneficially owned if a person has the right to acquire beneficial ownership of the shares within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(3)	According to a Schedule 13G filed with the SEC on October 14, 2014, Quintessentially Publishing Limited reported beneficial ownership of an aggregate of 12,465,131 shares. Paul Drummond, Ben Elliot and Aaron Simpson share voting and investment control over these securities. The address of the principal business office of the reporting person is 29 Portland Place, London W1B 1QB, United Kingdom.

(4)	Calculated based on 258,237,682 shares of common stock outstanding. Includes an aggregate of 2,500,000 shares of Series A preferred stock, which have 25 votes per share, or a total of 62,500,000 additional votes, on any matter brought before the holders of our common stock for a vote.

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DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to shareholders who share a single address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 1177 Avenue of the Americas, Suite 5060, New York, New York 10036.

If multiple shareholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each shareholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to shareholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

Additional information about us is contained in our periodic and current reports filed with the SEC. These reports, their accompanying exhibits and other documents filed with the SEC, may be inspected without charge at the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549. Copies of such material may also be obtained from the SEC at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of these reports may be obtained from the SEC’s EDGAR archives at http://www.sec.gov/index.htm.

By Order of the Board of Directors,

	By:	/s/ Adriaan Reinders
Name: Adriaan Reinders
Title: Chief Executive Officer
June 15, 2015

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